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                      April 27, 2023

       Brian Roberts
       Chief Financial Officer
       Splunk Inc.
       270 Brannan Street
       San Francisco, California 94107

                                                        Re: Splunk Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 31, 2022
                                                            Filed March 24,
2022
                                                            File No. 001-35498

       Dear Brian Roberts:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology